As filed with the Securities and Exchange Commission on February 26, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Duluth Holdings Inc.

(Exact name of registrant as specified in its charter)

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WISCONSIN

39-1564801

(State or other jurisdiction of incorporation or organization)

(IRS Employer Identification Number)

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Duluth Holdings Inc.

P.O. Box 409

170 Countryside Drive

Belleville, Wisconsin  53508

(608) 424-1514

 (Address, including zip code and telephone number, including area code,

of registrant's principal executive offices)

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2015 Equity Incentive Plan of Duluth Holdings Inc.

 (Full title of plan)

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Stephanie L. Pugliese President and Chief Executive Officer Duluth Holdings Inc. P.O. Box 409 170 Countryside Drive Belleville, Wisconsin 53711 (608) 424-1514	with copy to: Dennis F. Connolly Godfrey & Kahn, S.C. 833 E. Michigan Street, Suite 1800 Milwaukee, Wisconsin 53202 (414) 273-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an “emerging growth company.” See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐          Accelerated filer  ☒          Non-accelerated filer  ☐          Smaller reporting company ☐

Emerging Growth Company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class B Common Stock, no par value per share	405,781 shares(2)	$17.50 (3)	$7,101,167.50 (3)	$884.10

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents an automatic increase to the number of shares available for issuance under the 2015 Equity Incentive Plan of Duluth Holdings Inc. (the “2015 Plan”). Shares available for issuance under the 2015 Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on November 24, 2015 (Registration No. 333-208185), on February 16, 2016 (Registration No. 333-209540), and on February 17, 2017 (Registration No. 333-216128).

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act.  The price per share and aggregate offering price are calculated based on the average of the high and low sales prices of the Registrant’s Class B Common Stock on the NASDAQ Global Select Market on February 22, 2018, in accordance with Rule 457(c) under the Securities Act.

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, Duluth Holdings Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “SEC”) to register 405,781 additional shares of Class B common stock under the Registrant’s 2015 Equity Incentive Plan (the “2015 Plan”), pursuant to the provisions of the 2015 Plan providing for an automatic increase in the number of shares reserved for issuance under the 2015 Plan. This Registration Statement hereby incorporates by reference the contents of the Registrant's registration statements on Form S-8 filed with the SEC on November 24, 2015 (Registration No. 333-208185), on February 16, 2016 (Registration No. 333-209540), and on February 17, 2017 (Registration No. 333-216128).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Belleville, State of Wisconsin, on this 23rd day of February, 2018.

DULUTH HOLDINGS INC.

By:   /s/ Stephanie L. Pugliese

Stephanie L. Pugliese

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Stephanie L. Pugliese	President and Chief Executive Officer and a Director (Principal Executive Officer)	February 23, 2018
Stephanie L. Pugliese

/s/ Dave Loretta	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 23, 2018
Dave Loretta

Directors:

Stephen L. Schlecht, E. David Coolidge III, Francesca M. Edwardson, William E. Ferry, Thomas G. Folliard, David C. Finch, C. Roger Lewis, Brenda I. Morris.

By:	/s/ Stephanie L. Pugliese	February 23, 2018
Stephanie L. Pugliese
Attorney-In-Fact*

*Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

EXHIBIT INDEX

Exhibit		Incorporated by Reference
No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Form of Registrant’s Class B common stock certificate	S-1	333-207300	4.1	October 13, 2015
5.1	Opinion of Godfrey & Kahn, S.C.					X
10.1	2015 Equity Incentive Plan	10-Q	001-37641	10.7	December 17, 2015
10.3	Form of Restricted Stock Award Agreement under the 2015 Equity Incentive Plan (non-employee directors)	S-1	333-207300	10.17	October 6, 2015
10.4	Form of Restricted Stock Award Agreement under the 2015 Equity Incentive Plan (employees)	10-Q	001-97641	10.1	June 8, 2016
23.1	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)					X
23.2	Consent of Grant Thornton LLP					X
24.1	Power of Attorney					X